Exhibit 15
August 8, 2008

Wyndham Worldwide Corporation
Seven Sylvan Way
Parsippany, NJ 07054

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Wyndham Worldwide Corporation and subsidiaries (the “Company”) for the three-month and six-month periods ended June 30, 2008 and 2007, and have issued our report dated August 8, 2008 (which included an explanatory paragraph relating to the fact that, prior to its separation from Cendant Corporation (“Cendant”; known as Avis Budget Group since August 29, 2006), the Company was comprised of the assets and liabilities used in managing and operating the lodging, vacation exchange and rentals and vacation ownership businesses of Cendant; included in Note 13 of the interim consolidated financial statements is a summary of transactions with related parties; discussed in Note 13 to the interim consolidated financial statements, in connection with its separation from Cendant, the Company entered into certain guarantee commitments with Cendant and has recorded the fair value of these guarantees as of July 31, 2006; the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 on January 1, 2007; the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements on January 1, 2008, except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FASB Staff Position (“FSP”) FAS 157-2, which was issued on February 12, 2008). As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, is incorporated by reference in Wyndham Worldwide Corporation’s Registration Statement No. 333-136090 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of such Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  Deloitte & Touche LLP
Parsippany, New Jersey
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